Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS THIRD QUARTER 2020 RESULTS

TAMPA, FL, November 2, 2020 - The Mosaic Company (NYSE: MOS), reported a net loss of $6 million, or $0.02 per share, for the third quarter of 2020. Adjusted EPS(1) was $0.23 and adjusted EBITDA(1) was $438 million. Gross margin was $355 million compared to $280 million a year ago, an increase of 27 percent, as a 3 percent increase in finished goods sales volumes and improved costs offset the impact of lower year-over-year prices in all three segments. Reported earnings were negatively impacted by notable items of $93 million after tax, or $0.25 per share, of which $68 million, or $0.17 per share, resulted from noncash charges from an annual review of estimated future phosphate asset retirement obligations and an environmental remediation reserve.
"Mosaic's results for the third quarter continue to reflect the positive impact of our transformation work, which drove earnings growth despite year-over-year realized price declines," said Joc O'Rourke, President and Chief Executive Officer. "Prices and demand for our products are recovering in 2020, positioning us to benefit from strong price realization in the fourth quarter in addition to our improved cost profile. With improving grain and oil seed prices and limited inventories of fertilizer in all channels, we expect strong business conditions to continue into 2021."
Highlights:
•Unrestricted cash totaled $923 million as of September 30. The company generated $341 million in cash flow from operations in the quarter, and lowered short-term debt by $389 million.
◦Subsequent to quarter end, the company repaid over $200 million in short-term debt, completing the repayment of all borrowings incurred in the first quarter of 2020.
◦In July, the company increased the capacity under its corporate revolver from $2.0 billion to $2.2 billion and extended the maturity by one year to November 18, 2022. At quarter end, Mosaic had a liquidity position in excess of $3 billion.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Total sales volume in the third quarter was 3 percent higher than the same period one year ago.
◦Mosaic Fertilizantes recorded its highest quarterly sales volumes since Mosaic acquired Vale's fertilizer production assets. Year-to-date Mosaic Fertilizantes volumes are up 17 percent.
◦Phosphates sales volumes were down 6 percent year-over-year due to inventory limitations resulting from a very strong spring season. During the quarter, planned turnarounds and severe weather negatively impacted third quarter 2020 production volumes, and together with continued customer demand, limited the company's ability to rebuild inventory levels. As a result, a portion of tonnes produced and committed late in the third quarter will instead be shipped in the fourth quarter. Year-to-date volumes were up 1 percent.
◦Potash sales volume of 2.3 million tonnes in the third quarter was down 2 percent year-over-year due to timing, as seasonal sales in North America and Brazil occurred earlier in 2020 than 2019. Year-to-date volumes were up 6 percent.
◦Performance products, including MicroEssentials®, Aspire®, and K-Mag® were 13 percent of total sales volumes in the third quarter, down slightly from 14 percent in the prior year period.
•The company continues to transform its cost structure. After achieving five of seven 2021 cost targets in the second quarter, the company announced new targets for 2023 on September 18.
◦Mosaic Fertilizantes remains on track to exceed its full year transformation target of $50 million.
◦Cash costs of MOP production, excluding brine costs, were $52 per tonne in the third quarter, down from $61 in the prior year period as the company continues to shift production to its new, low-cost Esterhazy K3 facility and transform overall operations.
◦Cash costs of brine management in the quarter were $16 million, down from $24 million in the year ago period. These costs are expected to be eliminated by 2022.
◦Phosphates' cash conversion and mining costs per tonne were flat with last years' quarter, as turnarounds and weather-related slowdowns negatively impacted volumes. Total fixed costs in the third quarter, however, were down 8 percent year-over-year, as a result of continued cost structure improvement under the business unit's transformation program.
•Mosaic filed petitions seeking countervailing duties on phosphate fertilizer imports to the U.S. from Morocco and Russia on June 26. The Department of Commerce is expected to publish its preliminary findings as to subsidies and any preliminary duties by November 23, and the company expects the final determinations of the Department of Commerce and the International Trade Commission to be issued in the first quarter of 2021.
•As Covid-19 continues to impact the global economy, agriculture and food security remain global priorities resulting in limited impact to agricultural inputs, including fertilizer and its supply chains. Mosaic's response to the pandemic has continued to be effective in limiting its impacts on our operating facilities, employees, supply chain and logistics.

Capital expenditures totaled $265 million in the quarter, down from $322 million in the prior year period. Mosaic’s total cash and cash equivalents, excluding restricted cash, were $923 million compared with $641 million a year ago, and net debt decreased to $3.9 billion at the end of the quarter, from $4.1 billion at June 30, 2020.

Third Quarter Segment Results

Potash Results*	3Q 2020	2Q 2020	3Q 2019
Sales Volumes million tonnes	2.3	2.6	2.3
MOP Selling Price(2)	$170	$180	$235
Average Finished Product Selling Price (destination)	$205	$217	$266
*Tonnes = finished product tonnes
(2) Average MOP Selling Price (fob mine)

Net sales in the Potash segment totaled $464 million for the third quarter, down from $616 million one year ago, due to lower sales prices. Gross margin for the third quarter was $108 million compared to $158 million for the same period a year ago. The decrease reflects a $65 per tonne decline in MOP selling prices, partially offset by lower production costs and resource taxes.
Actions taken to optimize production and accelerate development of our Esterhazy K3 project drove net cash costs of production excluding brine management costs to $52 per tonne compared to $61 in the year-ago period.

Mosaic Fertilizantes Results*	3Q 2020	2Q 2020	3Q 2019
Sales Volumes million tonnes	3.6	2.6	3.4
Brazil MAP Selling Price(3)	$366	$314	$406
Average Finished Product Selling Price (destination)	$318	$308	$405
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)

Mosaic Fertilizantes achieved record quarterly sales volumes of 3.6 million tonnes, reflecting ongoing strength in Brazilian agricultural economics. Net sales in the Mosaic Fertilizantes segment were $1.1 billion for the third quarter, down from $1.4 billion in the prior year period due to lower year-over-year prices, partially offset by stronger sales volumes. Gross margin was $177 million, compared to $132 million for the same period a year ago, as lower costs and higher volumes offset the impact of lower year-over-year prices.
Cash costs of phosphate rock production per tonne were R$324 in the quarter, higher than second quarter 2020 or third quarter 2019, as the volumes were impacted by turnarounds and the mix of mining temporarily shifted to higher cost mines. Cash costs of phosphate conversion per tonne were R$302 in the third quarter, down from R$351 in the year ago period.
Mosaic will provide a detailed update on the segment during the November 9, 2020 Mosaic analyst presentation.

Phosphates Results*	3Q 2020	2Q 2020	3Q 2019
Sales Volumes million tonnes	2.1	2.2	2.2
DAP Selling Price(4)	$307	$287	$310
Average Finished Product Selling Price (destination)	$354	$338	$355
*Tonnes = finished product tonnes
(4) Average DAP Selling Price (fob plant)

Phosphates gross margin per tonne improved to $11 from negative $10 in the prior year period, as lower DAP selling prices were more than offset by lower raw material costs, primarily sulfur, and lower production costs. Globally, phosphate prices declined through the second quarter before rebounding in the third quarter. As sales prices are typically set 45 to 60 days in advance of delivery, approximately 60 percent of sales recognized in the third quarter were priced below $300 per tonne. As prices recovered during the third quarter, Mosaic's gross margin per tonne increased, reaching $27 per tonne in the month of September.
Other
Selling, general and administrative costs (SG&A) were $98 million, up from $78 million in the year-ago period, due to higher costs related to executing our strategic priorities, as well as higher incentive compensation as a result of improved performance. The company expects SG&A expenses to end 2020 approximately $10 to $15 million above its stated target.
Other operating expenses in the quarter were $159 million, compared to $62 million in the third quarter of 2019, and included the following non-cash notable expenses: a $73 million increase to the Phosphates asset retirement obligation (ARO) reserve from changed assumptions related to future spending, and a $35 million increase to an environmental remediation reserve. Total Phosphates ARO cash spending in the quarter was $28 million.
Tax
While cash taxes are expected to be approximately zero in 2020, the effective rate for full year 2020 is expected to be in the mid-to-high 50 percent range due to the mix of earnings by jurisdiction. The full year effective tax rate for 2021 is expected to be in the mid-30 percent range under current tax regulations.

Year to Date Results	2020	2019
(in millions, except per share amounts)
Potash Sales Volumes	6.7	6.3
Mosaic Fertilizantes Sales Volumes	8.2	7.1
Phosphates Sales Volumes	6.2	6.2
Consolidated Net Earnings	$(162)	$(146)
Diluted EPS	$(0.43)	$(0.38)
Adjusted EPS(1)	$0.28	$0.45
Consolidated Adjusted EBITDA(1)	$1,055	$1,179
Capital Expenditures	$786	$931
(1) See “Non-GAAP Financial Measures” for additional information.
Year-to-date comparisons continue to show the impact of year-over-year average price declines. Year-to-date, the gross margin percentage declined to 10 percent from 12 percent in the same period of 2019. However, pricing trends have been improving through 2020, resulting in the third quarter 2020 gross margin increasing to 15 percent from 10 percent in the third quarter last year.
2020 Market Outlook and Key Assumptions
Strengthening fundamental trends over the first nine months of 2020 are expected to continue into 2021. Grower economics around the world remain attractive as a result of strong crop demand, affordable inputs and favorable weather. Fertilizer inventories in the largest global markets remain below average as a result of tight supply. Global phosphates tightness reflects the cumulative impact of Covid-19 production slowdowns earlier in the year, producer curtailments at the end of 2019 and early 2020 that lowered available producer inventory, a decline in Chinese exports, and strong fertilizer applications.
Year-to-date, benchmark phosphate prices around the globe have risen. Notably, DAP prices in India have risen by 22 percent and prices in Brazil have increased by 30 percent despite increased supply from Russia and Morocco in those countries.
In the U.S., price increases, which began in the first half of the year as a result of the tightening market conditions, accelerated as trade flows adjusted in response to Mosaic's countervailing duty petition. Although supply from less traditional sources has begun to back-fill the shortfall and reduce the U.S. premium, the North American market remains tight. Recovery of the ethanol market and higher corn exports are driving an improved agricultural commodity outlook, particularly for the 2021 crop prices, which influence fall fertilizer decisions. The fall harvest season began early, which Mosaic believes will allow for an elongated fall application season and strong fertilizer demand.
Potash prices are expected to be stable, after an increase in most global benchmarks subsequent to the settlement of the China and India contracts. Phosphate and potash shipments in both India and Brazil remain on track to exceed 2019 levels. China's corn market remains tight, driving domestic demand and consumption of all fertilizers, with the potential to post their first year-over-year increases of phosphate fertilizer shipments in several years.

The Company provided the following modeling assumptions for the full year 2020:

Estimated reconciling items EBITDA(1) to EPS	Full Year 2020
Depreciation, Depletion and Amortization	$860 - $900 million*
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate	Mid to High 50’s %*
Capital expenditures	~ $1.2 billion
Equity Earnings (Losses) ex. dividends**	No guidance
*Changed from assumptions provided in the prior period.
**Year-to-date September, 2020, equity earnings net of dividends received, was a loss of $82 million.
(1) See “Non-GAAP Financial Measures” for additional information.

Sensitivities Table Using 2019 Cost Structure
The Company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2019 adjusted EBITDA of $1.41 billion. The company hedges approximately 50 percent of its Brazilian real exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2019 Actual
Average MOP Price / tonne (fob mine)	$10/mt price change = $55 million (2)	$237.0
Average DAP Price / tonne (fob plant)	$10/mt price change = $95 million	$325.0
Average BRL / USD	$0.10 change, unhedged = $21 million	3.94
Average CAD / USD	$0.10 change, unhedged = $14 million	1.33
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.
Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions and other topics on Tuesday, November 3, 2020 at 11 am Eastern. The fireside chat will be available both on its website and via telephone at the following number: 678-825-8336 Conference ID# 1969977. All earnings related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the coronavirus (Covid-19) pandemic, the potential drop in oil demand/production and its impact on the availability and price of sulfur, political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP EBITDA, and adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for current and historical periods beginning with the quarter ended September 30, 2018, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended September 30, 2020, the Company reported the following notable items which, combined, negatively impacted earnings per share by $(0.25):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$6	$(2)	$0.01
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	25	(10)	0.03
Accelerated depreciation	Potash	Cost of goods sold	(19)	7	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(11)	4	(0.02)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(6)	2	(0.01)
Realized gain on RCRA Trust Securities	Phosphates	Other non-operating income (expense)	6	(2)	0.01
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(2)	(0.01)
ARO adjustment	Phosphates	Other operating income (expense)	(73)	28	(0.12)
Tax Rate Adjustment	Consolidated	(Provision for) benefit from income taxes	—	(14)	(0.04)
ARO adjustment	Mosaic Fertilizantes	Other operating income (expense)	(3)	1	—
New Wales environmental reserve	Phosphates	Other operating income (expense)	(35)	14	(0.05)
Integration costs	Consolidated	Other operating income (expense)	(7)	3	(0.01)
Total Notable Items			$(125)	$32	$(0.25)

For the three months ended September 30, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $(0.19):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(54)	$16	$(0.10)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(7)	2	(0.01)
Louisiana gypstack costs	Phosphates	Cost of goods sold	(7)	2	(0.01)
Integration costs	Corporate and Other	Other operating income (expense)	(2)	1	—
Plant City closure costs	Phosphates	Other operating income (expense)	15	(4)	0.03
ARO adjustment	Phosphates	Other operating income (expense)	(31)	9	(0.06)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(16)	(0.05)
ARO adjustment	Mosaic Fertilizantes	Other operating income (expense)	4	(1)	0.01
Realized gain on RCRA Trust Securities	Phosphates	Other operating income (expense)	13	(4)	0.02
Accelerated depreciation	Potash	Cost of goods sold	(12)	4	(0.02)
Total Notable Items			$(81)	$9	$(0.19)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$2,381.5	$2,753.4	$6,224.3	$6,830.0
Cost of goods sold	2,026.4	2,473.5	5,570.8	6,013.4
Gross margin	355.1	279.9	653.5	816.6
Selling, general and administrative expenses	97.6	78.2	260.6	249.8
Impairment, restructuring and other expenses (benefit)	—	(15.6)	—	353.8
Other operating expense	159.0	77.8	274.8	113.3
Operating earnings	98.5	139.5	118.1	99.7
Interest expense, net	(43.0)	(43.2)	(133.4)	(136.2)
Foreign currency transaction gain (loss)	5.8	(53.8)	(174.3)	(10.4)
Other income	4.7	9.7	11.6	4.9
Earnings (loss) from consolidated companies before income taxes	66.0	52.2	(178.0)	(42.0)
Provision for (benefit from) income taxes	38.1	69.2	(97.6)	64.1
Earnings (loss) from consolidated companies	27.9	(17.0)	(80.4)	(106.1)
Equity in net (loss) of nonconsolidated companies	(32.5)	(23.0)	(82.3)	(34.3)
Net (loss) including noncontrolling interests	(4.6)	(40.0)	(162.7)	(140.4)
Less: Net earnings (loss) attributable to noncontrolling interests	1.6	4.1	(0.9)	6.0
Net (loss) attributable to Mosaic	$(6.2)	$(44.1)	$(161.8)	$(146.4)
Diluted net (loss) per share attributable to Mosaic	$(0.02)	$(0.11)	$(0.43)	$(0.38)
Diluted weighted average number of shares outstanding	379.1	385.0	379.0	385.5

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$923.0	$519.1
Receivables, net, including affiliate receivables of $137.1 and $51.2, respectively	794.6	803.9
Inventories	1,681.3	2,076.4
Other current assets	349.9	318.8
Total current assets	3,748.8	3,718.2
Property, plant and equipment, net of accumulated depreciation of $7,776.0 and $7,292.0, respectively	11,318.2	11,690.0
Investments in nonconsolidated companies	683.5	763.6
Goodwill	1,125.0	1,156.9
Deferred income taxes	657.0	515.4
Other assets	1,319.1	1,454.4
Total assets	$18,851.6	$19,298.5
Liabilities and Equity
Current liabilities:
Short-term debt	$215.5	$41.6
Current maturities of long-term debt	58.3	47.2
Structured accounts payable arrangements	626.5	740.6
Accounts payable	736.7	680.4
Accrued liabilities	1,228.7	1,081.9
Total current liabilities	2,865.7	2,591.7
Long-term debt, less current maturities	4,519.5	4,525.5
Deferred income taxes	1,030.5	1,040.7
Other noncurrent liabilities	1,731.7	1,773.0
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 389,972,150 shares issued and 379,090,013 shares outstanding as of September 30, 2020, 389,646,939 shares issued and 378,764,442 shares outstanding as of December 31, 2019	3.8	3.8
Capital in excess of par value	861.2	858.4
Retained earnings	9,721.6	9,921.5
Accumulated other comprehensive loss	(2,053.8)	(1,598.2)
Total Mosaic stockholders' equity	8,532.8	9,185.5
Noncontrolling interests	171.4	182.1
Total equity	8,704.2	9,367.6
Total liabilities and equity	$18,851.6	$19,298.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net cash provided by operating activities	$340.6	$486.0	$1,344.2	$817.8
Cash Flows from Investing Activities:
Capital expenditures	(265.1)	(322.3)	(785.8)	(931.1)
Purchases of available-for-sale securities - restricted	(150.7)	(250.1)	(499.2)	(484.3)
Proceeds from sale of available-for-sale securities - restricted	148.5	246.4	489.5	468.2
Purchase of assets	—	—	—	(55.1)
Purchases of held-to-maturity securities	—	(1.5)	(0.7)	(14.5)
Proceeds from sale of held-to-maturity securities	0.9	—	1.7	2.3
Other	(0.7)	1.0	(0.2)	0.4
Net cash used in investing activities	(267.1)	(326.5)	(794.7)	(1,014.1)
Cash Flows from Financing Activities:
Payments of short-term debt	(511.2)	(119.0)	(1,332.7)	(441.7)
Proceeds from issuance of short-term debt	122.3	116.8	1,517.3	521.3
Payments of structured accounts payable arrangements	(146.4)	(164.4)	(848.0)	(762.5)
Proceeds from structured accounts payable arrangements	355.7	419.8	721.0	865.2
Proceeds from long-term debt	4.7	—	4.7	—
Payments of long-term debt	(19.5)	(11.5)	(50.9)	(32.9)
Repurchases of stock	—	(117.1)	—	(117.1)
Cash dividends paid	(18.9)	(19.3)	(56.8)	(48.2)
Other	(5.2)	(0.1)	(5.5)	(0.4)
Net cash used in financing activities	(218.5)	105.2	(50.9)	(16.3)
Effect of exchange rate changes on cash	(1.5)	(24.2)	(85.8)	0.1
Net change in cash, cash equivalents and restricted cash	(146.5)	240.5	412.8	(212.5)
Cash, cash equivalents and restricted cash - beginning of period	1,091.6	418.0	532.3	871.0
Cash, cash equivalents and restricted cash - end of period	$945.1	$658.5	$945.1	$658.5

Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$923.0	$641.1
Restricted cash in other current assets	8.2	8.6
Restricted cash in other assets	13.9	8.8
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$945.1	$658.5

Earnings Per Share Calculation

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Net (loss) attributable to Mosaic	$(6.2)	$(44.1)	$(161.8)	$(146.4)
Basic weighted average number of shares outstanding	379.1	385.0	379.0	385.5
Dilutive impact of share-based awards	—	—	—	—
Diluted weighted average number of shares outstanding	379.1	385.0	379.0	385.5
Basic net (loss) per share attributable to Mosaic	$(0.02)	$(0.11)	$(0.43)	$(0.38)
Diluted net (loss) per share attributable to Mosaic	$(0.02)	$(0.11)	$(0.43)	$(0.38)

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended September 30,	Three months ended September 30,
	2020	2019
Consolidated net (loss) earnings attributable to Mosaic	$(6)	$(44)
Less: Consolidated interest expense, net	(43)	(43)
Plus: Consolidated depreciation, depletion and amortization	206	211
Plus: Accretion expense	17	16
Plus: Share-based compensation (income) expense	7	2
Plus: Consolidated (benefit from) provision for income taxes	38	69
Less: Equity in net earnings (loss) of nonconsolidated companies	(32)	(23)
Plus: Notable items	101	69
Adjusted EBITDA	$438	$389

Consolidated Earnings (in millions)	Nine months ended September 30,	Nine months ended September 30,
	2020	2019
Consolidated net (loss) earnings attributable to Mosaic	$(162)	$(146)
Less: Consolidated interest expense, net	(133)	(136)
Plus: Consolidated depreciation, depletion and amortization	638	650
Plus: Accretion expense	51	44
Plus: Share-based compensation (income) expense	5	24
Plus: Consolidated (benefit from) provision for income taxes	(98)	63
Less: Equity in net earnings (loss) of nonconsolidated companies	(82)	(34)
Plus: Notable items	406	374
Adjusted EBITDA	$1,055	$1,179